                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------
                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (AMENDMENT NO. 1)(1)


                                   ARIBA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   04033V-10-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)


---------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 04033V-10-4                     13G                Page 2 of 7 Pages
-------- ---------------------------------------------------------------------
 1       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               CROSSPOINT VENTURE PARTNERS 1996, A CALIFORNIA
               LIMITED PARTNERSHIP (77-0418388)

-------- -------------------------------------------------- ---------- -------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]    (b) [X]
-------- ---------------------------------------------------------------------
 3       SEC USE ONLY
-------- ---------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

               CALIFORNIA LIMITED PARTNERSHIP
----------------------- ---------- -------------------------------------------
                            5      SOLE VOTING POWER                         0
   NUMBER OF
     SHARES             ---------- -------------------------------------------
                            6      SHARED VOTING POWER                       0
  BENEFICIALLY
    OWNED BY            ---------- -------------------------------------------
      EACH                  7      SOLE DISPOSITIVE POWER                    0

    REPORTING           ---------- -------------------------------------------
   PERSON WITH              8      SHARED DISPOSITIVE POWER                  0

-------- ---------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                         0
         REPORTING PERSON

-------- ---------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
         EXCLUDES CERTAIN SHARES*
-------- ---------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     0
-------- ---------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                                                                            PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 04033V-10-4                13G               Page 3 of 7 Pages
------------ ----------------------------------------------------------------
 1       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               CROSSPOINT ASSOCIATES 1996, LLC, A DELAWARE
               LIMITED LIABILITY COMPANY (77-0418392)
-------- -------------------------------------------------- --------   -------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
         GROUP*                                             (a) [ ]    (b) [X]
-------- ---------------------------------------------------------------------
 3       SEC USE ONLY
-------- ---------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

               A DELAWARE LIMITED LIABILITY COMPANY
-------- ---------------------------------------------------------------------
   NUMBER OF                5      SOLE VOTING POWER                         0
     SHARES             ---------- -------------------------------- ----------
  BENEFICIALLY              6      SHARED VOTING POWER                       0
    OWNED BY            ---------- -------------------------------- ----------
      EACH                  7      SOLE DISPOSITIVE POWER                    0
    REPORTING           ---------- -------------------------------- ----------
   PERSON WITH              8      SHARED DISPOSITIVE                        0
                                   POWER
-------- ---------------------------------------------------------- ----------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                         0
         REPORTING PERSON
-------- ---------------------------------------------------------- ----------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
         EXCLUDES CERTAIN SHARES*
-------- ---------------------------------------------------------- ----------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     0
-------- ---------------------------------------------------------- ----------
12       TYPE OF REPORTING PERSON*                                          PN
------------------------------------------------------------------------------
            *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04033V-10-4                      13G              Page 4 of 7 Pages
------------ -----------------------------------------------------------------
 1       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               JOHN B. MUMFORD
-------- ---------------------------------------------------- -------- -------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
         GROUP*                                               (a) [ ]  (b) [X]
-------- ---------------------------------------------------------------------
 3       SEC USE ONLY
-------- ---------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

               UNITED STATES
------------------------------------------------------------------------------
   NUMBER OF                5      SOLE VOTING POWER                   177,664
     SHARES             ---------- -------------------------------- ----------
  BENEFICIALLY              6      SHARED VOTING POWER                       0
    OWNED BY            ---------- -------------------------------- ----------
      EACH                  7      SOLE DISPOSITIVE POWER              177,664
    REPORTING           ---------- -------------------------------- ----------
   PERSON WITH              8      SHARED DISPOSITIVE POWER                  0
-------- ---------------------------------------------------------- ----------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                         0
         REPORTING PERSON
-------- ---------------------------------------------------------- ----------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
         EXCLUDES CERTAIN SHARES*
-------- ---------------------------------------------------------- ----------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  0.1%
-------- ---------------------------------------------------------- ----------
12       TYPE OF REPORTING PERSON*                                          IN
------------------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                            Page 5 of 7 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     Ariba, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     1565 Charleston Road, Mountain View, CA 94043

   ITEM 2(a)-(c)     NAME OF PERSON FILING:
                     This statement is being filed by Crosspoint Associates 1996 whose principal business address is 2925 Woodside Road, Woodside, CA 94062. John B. Mumford, a general partner of Crosspoint Associates 1996, whose principal business address is c/o Crosspoint Venture Partners, 2925 Woodside Road, Woodside, CA 94062, is a United States citizen. Crosspoint Associates 1996 is general partner to Crosspoint Venture Partners 1996.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     04033V-10-4

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Ariba, Inc.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not applicable

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

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                                                              Page 6 of 7 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2001

JOHN B. MUMFORD                   CROSSPOINT ASSOCIATES 1996, LLC,
                                  A DELAWARE LIMITED LIABILITY COMPANY


Signature: /s/  John B. Mumford   Signature: /s/  John B. Mumford
           ---------------------             --------------------
           John B. Mumford                   John B. Mumford
                                             A General Partner


                                  CROSSPOINT VENTURE PARTNERS 1996, A
                                  CALIFORNIA LIMITED PARTNERSHIP


                                  By:   Crosspoint Associates 1996, LLC, a
                                  Delaware limited liability company, its
                                  General Partner


                                  Signature: /s/  John B. Mumford
                                             -----------------------------------
                                             John B. Mumford
                                             A General Partner


                                             -----------------------------------

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                                                              Page 7 of 7 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2001, containing the information required by Schedule 13G, for the Shares Ariba, Inc., held by Crosspoint Venture Partners 1996, a California limited partnership, and with respect to the general partner, such other holdings as may be reported therein.

Date:      February 14, 2001

JOHN B. MUMFORD                  CROSSPOINT ASSOCIATES 1996, LLC, A
                                 DELAWARE LIMITED LIABILITY COMPANY


Signature: /s/  John B. Mumford  Signature: /s/  John B. Mumford
           --------------------             -----------------------------------
           John Mumford                     John Mumford
                                            A General Partner


                                 CROSSPOINT VENTURE PARTNERS 1996, A
                                 CALIFORNIA LIMITED PARTNERSHIP


                                 By:   Crosspoint Associates 1996, LLC, a
                                 Delaware limited liability company, its
                                 General Partner


                                 Signature: /s/  John B. Mumford
                                            -----------------------------------
                                            John Mumford
                                            A General Partner